As filed with the Securities and Exchange Commission on April 15, 1998
                                                     Registration No. 33-66624
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              Amendment No. 2 to
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        SODEXHO MARRIOTT SERVICES, INC.
            (Exact name of Registrant as specified in its charter)


           Delaware                                          52-0936594
  (State or jurisdiction of                               (I.R.S. Employer
incorporation or organization)                           Identification No.)

                            10400 Fernwood Road
                         Bethesda, Maryland 20817
       (Address of principal Executive Offices, including zip code)
  SODEXHO MARRIOTT SERVICES, INC. 1993 COMPREHENSIVE STOCK INCENTIVE PLAN
                                    AND
  SODEXHO MARRIOTT SERVICES, INC. 1998 COMPREHENSIVE STOCK INCENTIVE PLAN
                         (Full title of the plan)
                              Robert A. Stern
                 Senior Vice President and General Counsel
                      Sodexho Marriott Services, Inc.
                            10400 Fernwood Road
                         Bethesda, Maryland 20817
                  (Name and address of agent for service)
                              (301) 380-3100
       (Telephone number, including area code, of agent for service)

                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                            Proposed Maximum       Proposed
                                                                             Offering Price    Maximum Aggregate     Amount of
    Title of Securities to be Registered       Amount to be Registered(3)      Per Share        Offering Price    Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1 par value per share(1)(2)..       10,000,000 shares              (4)                 (4)               (4)
==================================================================================================================================

(1) Includes rights ("Rights") issuable pursuant to that certain Rights Agreement between the Registrant and Bank of New York dated as of October 8, 1993, as amended, which Rights are currently carried and traded with shares of the Registrant's Common Stock (including shares registered hereunder). The value attributable to the Rights, if any, is reflected in the value of the Registrant's Common Stock.

(2) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the SMS Plans (as defined below) as a result of stock splits, stock dividends or similar transactions.

(3) The Registrant hereby amends this Registration Statement wherein 34,000,000 shares of Marriott International, Inc. common stock, $1.00 par value, were registered for issuance under the Marriott International, Inc. 1993 Comprehensive Stock Incentive Plan (the "MI 1993 Plan") and the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan
    (the "MI 1996 Plan" and, together with the MI 1993 Plan, the
    "Predecessor Plans"), on July 27, 1993 and October 31, 1997.  On March
    27, 1998, the Registrant (i) distributed to its stockholders all of the outstanding shares of its wholly-owned subsidiary, New Marriott MI, Inc. (the "Distribution"), (ii) effected a one-for-four reverse stock split with respect to its common stock (the "Reverse Stock Split") and
    (iii) effected a merger of its wholly-owned subsidiary, Marriott-ICC Merger Corp., with and into International Catering Corporation (the "Merger", and together with the Distribution and Reverse Stock Split, the "Transactions"). On such date, the Registrant changed its name from Marriott International, Inc. to Sodexho Marriott Services, Inc., and the MI 1993 Plan was amended and restated as the Sodexho Marriott Services, Inc. 1993 Comprehensive Stock Incentive Plan (the "SMS 1993 Plan"), and the MI 1996 Plan was amended and restated as the Sodexho Marriott Services, Inc. 1998 Comprehensive Stock Incentive Plan (the
    "SMS 1998 Plan", and together with the SMS 1993 Plan, the "SMS Plans").
    As a result of the Transactions, in accordance with the terms of the Predecessor Plans, the Board of Directors of the Registrant has adjusted the number of shares available for issuance under the SMS
    Plans so that (i) no shares are reserved for issuance under the SMS
    1993 Plan other than shares reserved for issuance upon the exercise of outstanding awards under such plan and (ii) ten million (10,000,000) shares are reserved for issuance under the SMS 1998 Plan, including shares reserved for issuance upon the exercise of currently outstanding awards under the SMS Plans.

(4) The filing fee for the registered securities was previously paid with the MI 1993 Plan Registration Statement on July 23, 1993.
==============================================================================


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

               On March 27, 1998, Marriott International, Inc. ("Marriott") distributed to its stockholders all of the outstanding shares of its wholly-owned subsidiary, New Marriott MI, Inc. ("New Marriott") (the "Distribution"), (ii) effected a one-for-four reverse stock split with respect to its common stock (the "Reverse Stock Split") and (iii) effected a merger of its wholly-owned subsidiary, Marriott-ICC Merger Corp., with and into International Catering Corporation (the "Merger", and together with the Distribution and Reverse Stock Split, the "Transactions"). In connection with the Transactions, Marriott changed its name to Sodexho Marriott Services, Inc. ("SMS"). References in this Amendment No. 2 to the Registration Statement (the "Registration Statement") to the "Company" are to Marriott prior to the Transactions and to SMS upon and following the effective time of Transactions. The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Amendment No. 2 to Registration Statement and made a part thereof:

              (a) Annual Report on Form 10-K of the Company for the fiscal year ended January 2, 1998.

              (b) Current Report on Form 8-K of the Company filed April 3,
1998.

              (c) Description of the Company's Common Stock and Rights contained in the Company's registration statement on Form 8-A dated September 30, 1993, as amended by the Company's registration statement on Form 8-A/A dated October 15, 1997.

               In addition to the foregoing, all documents subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (before the filing of a post-effective amendment to the registration statement which indicates that all securities offered hereby have been issued or that deregisters all securities then remaining hereunder) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5.  Interest of Named Experts and Counsel.

               The consolidated financial statements of the Company included in the Annual Report on Form 10-K under the Exchange Act for the fiscal year ended January 2, 1998 which is incorporated in this Registration Statement by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

               Joseph Ryan, who in October 1997 issued the opinion of the Company's Law Department on the legality of the common stock of the Company offered hereby, was at that time Executive Vice President and General Counsel of the Company. At such time, Mr. Ryan owned Company common stock and restricted and deferred Company common stock. He also held employee stock options to purchase Company common stock. As a result of the Transactions, Mr. Ryan's stock options were converted into options to purchase shares of stock of New Marriott. Mr. Ryan does not currently hold any positions with the Company.

               William O. Kafes, who in 1993 issued the opinion of Marriott Corporation's Law Department on the legality of the common stock of the Company offered hereby, was at that time Vice President and Associate General Counsel of Marriott Corporation. At such time, Mr. Kafes held employee stock options to purchase shares of common stock of Marriott Corporation, and upon retirement or other termination of employment with Marriott Corporation, Mr. Kafes was entitled under the employee deferred stock incentive plan to receive shares of common stock of Marriott Corporation. In connection with Marriott Corporation's distribution to stockholders, on October 8, 1993, on a share-for-share basis, of all the outstanding shares of common stock of the Company following approval by the stockholders at an Annual Meeting (the "1993 Distribution"), Mr. Kafes' employee stock options were converted into two separate exercisable options, one of which was the right to purchase common stock of the Company. In connection with the 1993 Distribution, Mr. Kafes had a one time election to convert each deferred share of common stock of Marriott Corporation reserved for him under the employee deferred stock incentive plan to either (i) one share each of the common stock of Host Marriott Corporation (as Marriott Corporation was renamed as of the 1993 Distribution) and the common stock of the Company or (ii) the number of shares of common stock of the Company necessary to reflect the value of his deferred shares immediately before the 1993 Distribution. Mr. Kafes does not currently own any options or other awards with respect to shares of the Company.

Item 6.   Indemnification of Directors and Officers.

               Article 8 of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Section 6.09 of the Company's Amended and Restated Bylaws ("Bylaws") define the rights of individuals, including directors and officers of the Company, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of pending or threatened claims against them. Article 9 of the Certificate limits the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty. These provisions of the Certificate and Bylaws are collectively referred to herein as the "Director Liability and Indemnification Provisions."

               The Director Liability and Indemnification Provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law ("Delaware Law"), which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing Delaware Law provisions permitting indemnification of certain individuals, including directors and officers.

               In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the so-called "business judgment rule." However, the expense of defending lawsuits means that, as a practical matter, adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. Delaware Law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

               Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Certificate and the Bylaws.

               Elimination of Liability in Certain Circumstances. Article 9 of the Certificate protects each director against monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. Under Delaware Law, absent provisions such as are in Article 9, directors could generally be held liable for gross negligence for decisions made in the
performance of their duty of care.   Article 9 eliminates such liability.
Under Section 174 of Delaware Law, however, directors remain personally liable for unlawful dividends or unlawful stock repurchases or redemptions and a negligence standard applies to such liability.

               While the Director Liability and Indemnification Provisions provide directors with protection from liability for monetary damages for breaches of the duty of care, they do not eliminate a director's duty of care. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. Article 9 will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

               Indemnification and Insurance. Under Section 145 of Delaware Law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of the derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and Delaware Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

               Section 6.09 of the Bylaws provides as follows:

              (a) Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or a Subsidiary, or is or was serving at the request of the Company or a Subsidiary as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted from time to time by Delaware Law as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect, and such indemnification shall continue to a person who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, that the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by this Bylaw. The Company shall pay the expenses incurred by such person in defending any such Proceeding in advance of its final disposition upon receipt (unless the Company upon authorization of the Board of Directors waives such requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized by this Bylaw or otherwise.

              (b) The indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, other provision of these bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Section 6.09, nor to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at or with respect to any events that occurred prior to, the time of such repeal, amendment adoption or modification.

              (c) The Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee, or agent of the Company or a Subsidiary or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

              (d) If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

              (e) For purposes of these Bylaws:

              (i) "Disinterested Director" means a director of the Company who is not and was not a party to the proceeding or matter in respect of which indemnification is sought by the claimant.

             (ii) "Subsidiary" means a corporation, a majority of the capital stock of which is owned directly or indirectly by the Company.

      Article 8 of the Company Certificate provides that a person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company will be indemnified by the Company to the fullest extent provided by Delaware Law. Article 8 also provides that the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in Article 8.

Item 8.  Exhibits.


No.  Description
---  -----------

 (4) (a) Sodexho Marriott Services, Inc. 1993 Comprehensive Stock
         Incentive Plan.

     (b) Sodexho Marriott Services, Inc. 1998 Comprehensive Stock
         Incentive Plan.

     (c) Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit No. 3(a) to Report on Form 8-K dated April 3, 1998).

     (d) Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit No. 3(b) to Report on Form 8-K dated April 3, 1998).

     (e) Rights Agreement between the Company and the Bank of New York (incorporated by reference to Exhibit No. 4.2 to Report on Form 8-K dated October 25, 1993).

     (f) Amendment No. 1 to Rights Agreement between the Company and Bank of New York (incorporated by reference to Exhibit 1 to Form 8-A/A dated October 15, 1997).

     (g) Amendment No. 2 to Rights Agreement between the Company and Bank of New York.

 (5) (a) Opinion of Marriott Corporation's Law Department regarding the legality of the securities being registered (incorporated by reference to exhibit 5(a) to Registration Statement No. 33-66624, filed on July 27, 1993).

     (b) Opinion of Marriott International, Inc.'s Law Department regarding the legality of the securities registered
         (incorporated by reference to exhibit 5(b) to Registration Statement No. 33-66624, filed on October 31, 1997).

(23) (a) Consent of Arthur Andersen LLP.

     (b) The consents of Marriott International Inc.'s Law Department are contained in the opinions of such counsel incorporated by reference as Exhibits 5(a) and 5(b) to this Registration
         Statement.

Item 9.  Undertakings.

               The undersigned registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

               4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section l5(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under section l5(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in said Act and therefore may be unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling persons of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether or not such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.


                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on this 15th day of April, 1998.


                                    By /s/ Robert A. Stern
                                       --------------------------------------
                                    Robert A. Stern
                                    Senior Vice President and General Counsel


                              POWERS OF ATTORNEY

               Each person whose signature appears below constitutes and appoints Charles D. O'Dell, Lawrence E. Hyatt and Robert A. Stern as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the date indicated above.



      Signature                                 Title
      ---------                                 -----


PRINCIPAL EXECUTIVE OFFICER:

/s/ Charles D. O'Dell
----------------------------    President and Chief Executive Officer
  Charles D. O'Dell

PRINCIPAL FINANCIAL OFFICER:

/s/ Lawrence E. Hyatt
----------------------------    Senior Vice President and Chief
  Lawrence E. Hyatt             Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

  /s/ Robert Drury
----------------------------    Corporate Treasurer
    Robert Drury

DIRECTORS:

    /s/ William J. Shaw
----------------------------    Chairman of the Board
     William J. Shaw

   /s/ Charles D. O'Dell
----------------------------    Director
    Charles D. O'Dell

     /s/ Pierre Bellon
----------------------------    Director
       Pierre Bellon

    /s/ Bernard Carton
----------------------------    Director
      Bernard Carton

  /s/ Edouard de  Royere
----------------------------    Director
     Edouard de Royere

 /s/ John W. Marriott III
----------------------------    Director
   John W. Marriott III

   /s/ Doctor R. Crants
----------------------------    Director
     Doctor R. Crants

  /s/ Daniel J. Altobello
----------------------------    Director
    Daniel J. Altobello



                               INDEX TO EXHIBITS


                                                                  Subsequently
Exhibit                                                             Numbered
 Number                    Exhibit                                    Page
-------                    -------                                ------------


 (4) (a) Sodexho Marriott Services, Inc. 1993 Comprehensive
         Stock Incentive Plan.                                           10

     (b) Sodexho Marriott Services, Inc. 1998 Comprehensive
         Stock Incentive Plan.                                           27

     (c) Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit
         No. 3(a) to Report on Form 8-K dated April 3, 1998).

     (d) Amended and Restated By-Laws of the Company
         (incorporated by reference to Exhibit No. 3(b) to Report on Form 8-K dated April 3, 1998).

     (e) Rights Agreement between the Company and the Bank of New York (incorporated by reference to Exhibit No. 4.2 to Form 8-K dated October 25, 1993).

     (f) Amendment No. 1 to Rights Agreement between the Company and Bank of New York (incorporated by reference to Exhibit 1 to Form 8-A/A dated October 15, 1997).

     (g) Amendment No. 2 to Rights Agreement between the Company
         and Bank of New York.                                           54

 (5) (a) Opinion of Marriott Corporation's Law Department regarding the legality of the securities being registered (incorporated by reference to exhibit 5(a) to Registration Statement No. 33-66624, filed on July 27, 1993).

     (b) Opinion of Marriott International, Inc.'s Law Department regarding the legality of the securities being registered (incorporated by reference to exhibit 5(b) to Registration Statement No. 33-66624, filed on October 31, 1997).

(23) (a) Consent of Arthur Andersen LLP.                                 59

     (b) The consents of Marriott International Inc.'s Law Department are contained in the opinions of such counsel incorporated by reference as Exhibits 5(a) and 5(b) to this Registration
         Statement.